As filed with the United States Securities and Exchange Commission on April 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SNAP-ON INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	39-0622040
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2801 80th Street
Kenosha, Wisconsin	53143
(Address of Principal Executive Offices)	(Zip Code)

Snap-on Incorporated 2001 Incentive Stock and Awards Plan

(Amended and Restated as of April 27, 2006)

(Full title of the plan)

SUSAN F. MARRINAN	Copy to:
Vice President, Secretary and Chief Legal Officer	KENNETH V. HALLETT
Snap-on Incorporated	Quarles & Brady LLP
2801 80th Street	411 East Wisconsin Avenue
Kenosha, Wisconsin 53143	Milwaukee, Wisconsin 53202
(Name and address of agent for service)

(262) 656-5200

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,
$1.00 par value	2,800,000 shares	$55.83 (2)	$156,324,000 (2)	$4,799.15

Preferred Stock
Purchase Rights	2,800,000 rights	(3)	(3)	(3)

(1)                                                          The Snap-on Incorporated 2001 Incentive Stock and Awards Plan (Amended and Restated as of April 27, 2006) (the “Plan”) provides by its terms for the issuance of up to 7,800,000 shares of Common Stock, par value $1.00 per share.  The April 27, 2006 Amendment and Restatement of the Plan increased the number of shares of Common Stock that may be subject to awards made under the Plan from 5,000,000 to 7,800,000 shares.  By Form S-8 Registration Statement filed June 1, 2001 (File No. 333-62098), the Registrant registered 5,000,000 shares of Common Stock issuable under the Plan.  Accordingly, this registration statement covers an additional 2,800,000 shares of Common Stock issuable under the Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.

(2)                                                          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, at the rate of $30.70 per million, based upon $55.83 per share, which is the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on April 25, 2007.

(3)                                                          Each share of Common Stock will have attached thereto one Preferred Stock Purchase Right issued pursuant to the Registrant’s Rights Agreement dated as of August 22, 1997, as amended (the “Rights Agreement”) (subject to adjustment under the terms of the Rights Agreement).  The value attributable to the Preferred Stock Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.  No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

EXPLANATORY NOTE

This Registration Statement relates to the registration of additional securities under the Plan.  In accordance with General Instruction E to Form S-8, the contents of the previous Registration Statement on Form S-8 related to the Plan (File No. 333-62098 filed on June 1, 2001 with the United States Securities and Exchange Commission (the “Commission”)) are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Snap-on Incorporated (the “Registrant”) (Commission File No. 1-7724) with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)           The Registrant’s Current Reports on Form 8-K filed on January 9, 2007 (Form 8-K/A), January 16, 2007, February 22, 2007, and April 25, 2007;

(d)           The description of the Registrant’s Common Stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, dated January 12, 1978, including any amendment or report filed for the purpose of updating such description; and

(e)           The description of the Registrant’s Preferred Stock Purchase Rights contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, dated October 14, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

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Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits corporations to indemnify directors and officers. The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court). Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding. Our Bylaws provide generally for indemnification, to the fullest extent permitted by Delaware law, of a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the company or was serving at the request of the company as a director, officer, employee or agent of certain other related entities. The Bylaws provide that the indemnification will cover all costs, charges, expenses, liabilities and losses reasonably incurred by the director or officer. The Bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding, except the amount of any settlement, in advance of its final disposition upon receipt by us of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

We have entered into Indemnification Agreements with our directors and certain officers. The Indemnification Agreements provide generally that we must promptly advance directors and certain officers all reasonable costs of defending against certain litigation upon request, and must indemnify such director or officer against liabilities incurred in connection with such litigation to the extent that such director or officer is successful on the merits of the proceeding, or, if unsuccessful, to the extent that such director or officer acted in good faith. However, no indemnification will be made under the Agreement if the director or officer is found to not have acted in good faith. The advance is subject to repayment under certain circumstances.

Our directors and officers are also covered by insurance policies indemnifying them (subject to certain limits and exclusions) against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by us.

Item 8.  Exhibits.

See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

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Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

….

 (5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

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(i)            If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

....

(h)           Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenosha, State of Wisconsin, on April 26, 2007.

Snap-on Incorporated
(Registrant)

By:	/s/ Jack D. Michaels
Jack D. Michaels
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack D. Michaels, Martin M. Ellen and Susan F. Marrinan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Name	Capacity
/s/ Jack D. Michaels Jack D. Michaels	Chairman and Chief Executive Officer (Principal Executive Officer and Director)
/s/ Martin M. Ellen Martin M. Ellen	Senior Vice President-Finance and Chief Financial Officer (Principal Financial Officer)
/s/ Constance R. Johnsen Constance R. Johnsen	Vice President and Controller (Principal Accounting Officer)

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Name	Capacity
/s/ Bruce S. Chelberg Bruce S. Chelberg	Director
/s/ Karen L. Daniel Karen L. Daniel	Director
/s/ Roxanne J. Decyk Roxanne J. Decyk	Director
/s/ John F. Fiedler John F. Fiedler	Director
Arthur L. Kelly	Director
/s/ W. Dudley Lehman W. Dudley Lehman	Director
/s/ Lars Nyberg Lars Nyberg	Director
/s/ Nicholas T. Pinchuk Nicholas T. Pinchuk	Director, President and Chief Operating Officer
/s/ Edward H. Rensi Edward H. Rensi	Director
/s/ Richard F. Teerlink Richard F. Teerlink	Director

*                    Each of these signatures is affixed as of April 26, 2007.

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Snap-On Incorporated

(the “Registrant”)

(Commission File No. 1-7724)

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith

4.1	Restated Certificate of Incorporation of Registrant	Exhibit 3(a) to Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

4.2	Bylaws of the Registrant	Exhibit 3(b) to Quarterly Report on Form 10-Q for the period ended April 3, 2004.

4.3	Rights Agreement dated as of August 22, 1997 between the Registrant and First Chicago Trust Company of New York, as Rights Agent	Exhibit 4 to the Registrant’s Report on Form 8-K, dated August 22, 1997.

4.4	Amendment No. 1 to the Rights Agreement dated as of September 24, 2001 between the Registrant and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York)	Exhibit 2 to the Registrant’s Form 8-A/A, dated September 25, 2001.

4.6	Snap-on Incorporated 2001 Incentive Stock and Awards Plan (Amended and Restated as of April 27, 2006)	Appendix A to Registrant’s Proxy Statement on Schedule 14A, filed on March 13, 2006.

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.2	Consent of KPMG LLP		X

23.3	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5

24	Powers of Attorney		Contained in Signatures page to this Registration Statement

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